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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Grant, Jr.                         John                   A.
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   (Last)                            (First)              (Middle)

                            10025 Orange Grove Drive
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                                    (Street)

   Tampa                               FL                    33618
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Liquidmetal Technologies (LQMT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
________________________________________________________________________________
4.   Statement for Month/Year

                                December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

                Former Officer (Director of Government Relations)
                -------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                   5.            6.
                                             2A.                    4.                             Amount of     Owner-
                                             Deemed                 Securities Acquired (A) or     Securities    ship
                                             Execu-                 Disposed of (D)                Beneficially  Form:    7.
                                             tion                   (Instr. 3, 4 and 5)            Owned at End  Direct   Nature of
                               2.            Date,      3.           ----------------------------  of Issuer's   (D) or   Indirect
1.                             Transaction   if any     Transaction                  (A)           Fiscal Year   Indirect Beneficial
Title of Security              Date          (Month/    Code           Amount        or     Price  (Instr. 3     (I)      Ownership
(Instr. 3)                     (mm/dd/yy)    Day/Year)  (Instr. 8)                   (D)           and 4)        (Instr.4)(Instr. 4)
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Liquidmetal Technologies
Common Stock                                                                                       2,000         D
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Liquidmetal Technologies
Common Stock                                                                                       1,500         I        By spouse
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Liquidmetal Technologies                                                                                                  Private
Common Stock                                                                                       2,000         I        Foundation
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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
                  2.                                                                                        Deriv-   of
                  Conver-                          5.                              7.                       ative    Deriv-  11.
                  sion                             Number of                       Title and Amount         Secur-   ative   Nature
                  or               3A.             Derivative   6.                 of Underlying    8.      ities    Secur-  of
                  Exer-            Deemed          Securities   Date               Securities       Price   Bene-    ity:    In-
                  cise     3.      Ex-             Acquired (A) Exercisable and    (Instr. 3 and 4) of      ficially Direct  direct
                  Price    Trans-  ecution 4.      or Disposed  Expiration Date    ---------------- Deriv-  Owned    (D) or  Bene-
1.                of       action  Date,   Trans-  of (D)       (Month/Day/Year)            Amount  ative   at End   In-     ficial
Title of          Deriv-   Date    if any  action  (Instr. 3,   ----------------            or      Secur-  of       direct  Owner-
Derivative        ative    (Month/ (Month/ Code    4 and 5)     Date     Expira-           Number   ity     Year     (I)     ship
Security          Secur-   Day/    Day/    (Instr. ------------ Exer-    tion               of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   8)       (A)   (D)   cisable  Date     Title    Shares   5)      4)       4)      4)
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                                                                                  Liquidmetal
Option to                                                                         Technologies
purchase                                                                          Common
common stock      $12.40                                        08/01/01 08/01/12 Stock    80,645                    D
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                                                                                  Liquidmetal
Option to                                                                         Technologies
purchase                                                                          Common
common stock      $12.40                                        08/01/02 08/01/12 Stock    16,129                    D
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                                                                                  Liquidmetal
Option to                                                                         Technologies
purchase                                                                          Common
common stock      $12.40                                        08/01/03 08/01/12 Stock    16,129                    D
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                                                                                  Liquidmetal
Option to                                                                         Technologies
purchase                                                                          Common
common stock      $12.40                                        08/01/04 08/01/12 Stock    16,129                    D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Liquidmetal
Option to                                                                         Technologies
purchase                                                                          Common
common stock      $12.40                                        08/01/05 08/01/12 Stock    16,129                    D
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                                                                                  Liquidmetal
Option to                                                                         Technologies
purchase                                                                          Common
common stock      $12.40                                        08/01/06 08/01/12 Stock    16,129                    D
====================================================================================================================================

Explanation of Responses:

This Form 5 does not reflect any new transactions and is being filed solely for informational purposes to disclose aggregate holdings as of 12/31/02.




        /s/ John A. Grant, Jr.                              February 14, 2003
---------------------------------------------            -----------------------
      JOHN A. GRANT, JR.                                          Date


*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.